EXHIBIT 99.1

Form of Election

☐	Checkhere to change your address. Makeyour address corrections below.

Burlington Northern Santa Fe Corporation

ELECTION OPTIONS
You may hereby make ONE of the following elections: (1) you may elect to receive cash as consideration with respect to all of your shares of BNSF common stock by checking the “CASH ELECTION” box; (2) you may elect to receive shares of Berkshire Class A common stock as consideration with respect to all of your shares of BNSF common stock by checking the “STOCK ELECTION” box; (3) you may elect to receive a combination of cash and Berkshire Class A common stock as consideration by checking the “MIXED ELECTION” box and specifying the number of shares of BNSF common stock with respect to which you elect to receive each type of consideration or (4) you may choose to make no election with respect to your shares of BNSF common stock by checking the “NO ELECTION” box, each as provided in the Merger Agreement and the proxy statement/prospectus. If you make a “MIXED ELECTION,” the total number of shares you specify must equal the total number of shares of BNSF common stock you own as of both the date of the Election Form and the effective time of the Merger. If you make a “MIXED ELECTION” and the total number of shares you specify do not equal the total number of shares of BNSF common stock you own as of both the date of the Election Form and the effective time of the Merger, you will be deemed to have made “NO ELECTION” with respect to all of your shares of BNSF common stock.

Please fully review the General Instructions enclosed with this Election Form and select ONLY ONE of the four election options below by placing an X in the box to the left of your chosen election. If you do not select any election, if you select more than one election, if you do not return your form, or if you otherwise fail to properly complete this form you will be deemed to have elected “NO ELECTION”.

Select ONE of the Following:

☐	CASH ELECTION: You elect to receive cash consideration with respect to ALL of your shares of BNSF common stock.

☐	STOCK ELECTION: You elect to receive stock consideration with respect to ALL of your shares of BNSF common stock.

☐	MIXED ELECTION: You elect to receive a combination of cash consideration and stock consideration, as specified below:

You elect to receive cash consideration with respect to                      shares of BNSF common stock owned by you.

You elect to receive stock consideration with respect to                      shares of BNSF common stock owned by you.

☐	NO ELECTION: You make no election with respect to your shares of BNSF common stock. If you check this box, or otherwise fail to properly make an election, your shares will be treated as described in Instruction 4.

X
Mail To:
X	Wells Fargo Bank, N.A.
Signatures of Registered Holders	Shareowner Services
Must be signed by all registered shareholders;	Voluntary Corporate Actions
include legal capacity if signing on behalf of an entity	P.O. Box 64854
St. Paul, Minnesota 55164-0854

By Overnight Courier or Hand-Delivery to: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075
Account #: Issue #:
Current Share Balances
Certificate(s)
Direct Registration
Total Shares

CONDITIONS AND LIMITATIONS

If you purchase additional shares of BNSF common stock after the date of this Election Form, you will need to submit a new Election Form prior to the Election Deadline to cover all of your shares, including such additional shares. If you do not submit a new Election Form prior to the Election Deadline to cover additional shares acquired by you after the date of this Election Form, you will be deemed to have made “NO ELECTION” with respect to all of your shares of BNSF common stock. If you make a proper election and subsequently transfer some or all of your shares of BNSF common stock prior to the Election Deadline, this Election Form will not be effective as to the shares of BNSF common stock so transferred and the new owner must submit his or her own Election Form prior to the Election Deadline. If the new owner fails to submit his or her own Election Form prior to the Election Deadline, the new owner will be deemed to have made “NO ELECTION” with respect to his or her shares of BNSF common stock (see Instruction 7). This Election Form, if properly completed, executed and delivered, will revoke all other prior dated Election Forms submitted by the undersigned. Please make certain that this Election Form is accurate and covers the total number of shares of BNSF common stock that you own on the date of submission.

Each election is subject to the proxy statement/prospectus, the terms, conditions and limitations set forth in the Merger Agreement and the General Instructions and other terms, conditions and limitations set forth herein. In particular, your election may be subject to the proration and reallocation procedures described in the proxy statement/prospectus and as provided in the Merger Agreement attached as Annex A thereto (see Instruction 4). BNSF cannot, therefore, assure you that you will receive your election choices. Extra copies of this Election Form may be requested from Innisfree M&A Incorporated (the “Information Agent”) by calling toll-free (877) 456-3463.

To be effective, this Election Form must be properly completed, signed and received by Wells Fargo Bank, N.A. Shareowner Services (the “Exchange Agent”) at one of the addresses above prior to the Election Deadline (see Instruction 1). If the Exchange Agent does not receive a valid Election Form prior to the Election Deadline, you will be deemed to have made “NO ELECTION” with respect to your shares.

PLEASE DO NOT SEND IN YOUR BNSF STOCK CERTIFICATES AT THIS TIME.

BURLINGTON NORTHERN SANTA FE CORPORATION

ELECTION FORM

General Information

Burlington Northern Santa Fe Corporation, a Delaware corporation (“BNSF”), Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), and R Acquisition Company, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Berkshire (the “Merger Subsidiary”), have entered into an Agreement and Plan of Merger, dated as of November 2, 2009 (the “Merger Agreement”), pursuant to which, among other things, BNSF will be merged with and into the Merger Subsidiary (the “Merger”) and the Merger Subsidiary will be the surviving entity in the Merger.

Pursuant to the Merger Agreement, each share of BNSF common stock (other than certain restricted shares, shares owned by Berkshire, BNSF or any of their respective subsidiaries, or shares in respect of which appraisal rights have been properly exercised and not withdrawn) will be converted into the right to receive, at your election (subject to certain proration and reallocation procedures; see Instruction 4), either (i) $100.00 in cash, without interest, or (ii) a portion of a share of Berkshire Class A common stock equal to the exchange ratio (see Instruction 3). Fractional shares of Berkshire Class A common stock will not be issued in the Merger. Instead, shares of Berkshire Class B common stock will be issued in lieu of any fractional shares of Berkshire Class A common stock, and cash will be paid in lieu of any fractional shares of Berkshire Class B common stock (see Instruction 6).

Enclosed is an election form (the “Election Form”) that you must complete, sign and return to Wells Fargo Bank Shareowner Services (the “Exchange Agent”) in order to make your election. This Election Form permits you to specify the number of shares of BNSF common stock with respect to which you elect to receive shares of Berkshire Class A common stock and the number of shares of BNSF common stock with respect to which you elect to receive cash, or that you make no election with respect to your shares of BNSF common stock. FOR YOUR ELECTION TO BE EFFECTIVE, THE EXCHANGE AGENT MUST RECEIVE YOUR ELECTION FORM AT ONE OF THE ADDRESSES ON THE ELECTION FORM PRIOR TO THE ELECTION DEADLINE (SEE INSTRUCTION 1). IF YOU NEED ASSISTANCE OR ADDITIONAL COPIES OF THIS ELECTION FORM, PLEASE CONTACT THE INFORMATION AGENT, INNISFREE M&A INCORPORATED, BY CALLING TOLL-FREE (877) 456-3463.

A more detailed description of the Merger Agreement and of the election, proration and reallocation procedures is included in the proxy statement/prospectus relating to the Merger (the “proxy statement/prospectus”). Before making your election, you should read the proxy statement/prospectus, including the Merger Agreement, which is attached as Annex A thereto, in its entirety. The tax consequences to you of the Merger and the election you make will depend on your own situation. BNSF urges you to consult your own tax advisor as to the U.S. Federal income tax consequences of the Merger and the election you make, as well as the effects of state, local and non-U.S. tax laws.

Please read and follow carefully the General Instructions regarding completion of the Election Form. The General Instructions, as well as the terms, conditions and limitations set forth herein, are considered part of the Election Form.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to make your election through that broker, bank or other nominee. You should contact your broker, bank or other nominee promptly for information on how and when you must give them instructions for your election.

Do not return your share certificates with your Election Form at this time. You will not receive the merger consideration payable in respect of your shares until after the Merger is effective and the Exchange Agent has received all additional documents and deliveries it may require, including a completed letter of transmittal (see Instruction 10) and certificates representing, or book-entry delivery of, your shares.

Your submission of an Election Form does NOT constitute a vote for the adoption of the Merger Agreement. You may submit an Election Form even if you have voted, or plan on voting, against the adoption of the Merger Agreement. In order to vote your shares of BNSF common stock, you must follow the instructions for voting contained in the proxy statement/prospectus and the accompanying proxy materials. If the Merger Agreement is not adopted by the requisite vote of BNSF stockholders, or if the Merger Agreement is terminated for any other reason, you will not be entitled to any merger consideration and the Election Form will be void and of no effect.

BURLINGTON NORTHERN SANTA FE CORPORATION

ELECTION FORM

General Instructions

(Please carefully read the instructions below)

1. Delivery Instructions and Election Deadline

Signed and completed Election Forms must be returned to the Exchange Agent, either by mail or by hand or overnight courier, at one of the addresses specified above. You are solely responsible for delivery of this Election Form and any other documents required hereby to the Exchange Agent. Delivery of this Election Form to an address other than as set forth above will NOT constitute a valid delivery to the Exchange Agent.

Election forms must be received by the Exchange Agent no later than 5:00 p.m., New York time, on the second business day prior to the effective time of the Merger (the “Election Deadline”). Berkshire will publicly announce the anticipated Election Deadline at least five business days prior to the anticipated effective time of the Merger. Please allow ample time for delivery of your Election Form. If you hold your shares in “street name” through a bank, broker or other nominee, you may have to allow additional time in order to make a timely election. If the effective time of the Merger is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date. Berkshire shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. Any shares of BNSF common stock for which the Exchange Agent does not receive a properly completed Election Form prior to the Election Deadline will be deemed to be shares in respect of which no election has been made.

2. Signatures

The Election Form must be signed by the registered holder(s) EXACTLY as their name(s) appear(s) on the stock certificate(s). If you have any questions regarding the signing of the Election Form, please call the Information Agent toll-free at (877) 456-3463.

Registered Holders. If the Election Form is signed by the registered holder(s) of the shares of BNSF common stock covered thereby, the signature(s) must correspond with the name(s) of the registered holder(s) on the books of the transfer agent for BNSF’s common stock without any alteration, enlargement or change whatsoever. If the shares subject to an election are owned of record by two or more persons, all such persons must sign the Election Form.

Person(s) other than Registered Holders. If the Election Form is signed by a person other than the registered holder(s) of the shares covered thereby, the Election Form must be accompanied by appropriate stock powers, signed exactly as the name(s) of the record holder(s) appears on the stock certificate(s) subject to the election. In such case, the signatures on such stock powers must be guaranteed by an Eligible Institution (as described below). The signature of a notary public is not sufficient for this purpose.

Fiduciaries and Representatives. When signing this Election Form as attorney, executor, administrator, trustee or guardian, please give full title as such. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

Correction of or Change in Name. For a correction of name or for a change in name which does not involve a change in ownership, you may proceed as follows: (a) for a change in name by marriage, etc., the Election Form should be signed, e.g., “Mary Doe, now by marriage Mary Jones” and (b) for a correction in name, the Election Form should be signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown.” In such case, the signature on the Election Form must, however, be guaranteed by an Eligible Institution (as described below). The signature of a notary public is not sufficient for this purpose.

Guarantee of Signatures. A signature guarantee is required on the Election Form if the name(s) of the person(s) executing the Election Form are different from the name(s) of the registered holder(s) of the shares of BNSF common stock covered by the Election Form, and a signature guarantee is required on a stock power accompanying an Election Form if the Election Form is signed by a person other than the registered holder(s) of the shares covered thereby. A signature guarantee must be completed by an eligible guarantor institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings association participating in a Medallion Program approved by the Securities Transfer Association, Inc. (each of the foregoing being an “Eligible Institution”).

3. Exchange Ratio and Collar

The exchange ratio is calculated by dividing $100.00 by the average of the daily volume-weighted average trading prices per share of Berkshire Class A common stock over the ten trading day period ending on the second full trading day prior to completion of the Merger (the “Class A average trading value”). This calculation, however, is subject to a “collar” that will fix the exchange ratio at 0.000802233 or 0.001253489 if the Class A average trading value is above $124,652.09 or below $79,777.34, as the case may be.

4. Proration, Reallocation and No Election

Under the Merger Agreement, approximately 60% of the total merger consideration payable by Berkshire to BNSF stockholders will be in the form of cash and approximately 40% will be in the form of Berkshire common stock. The cash and stock elections that BNSF stockholders make with respect to their shares may be subject to proration and reallocation to achieve as closely as practicable this 60/40 cash-stock split. Accordingly, depending on the elections made by other BNSF stockholders, each BNSF stockholder who elects to receive all cash for their shares in the Merger may receive a portion of their consideration in Berkshire common stock, and each BNSF stockholder who elects to receive all Berkshire common stock for their shares in the Merger may receive a portion of their consideration in cash. A BNSF stockholder who elects to receive a combination of cash and Berkshire common stock for their shares in the Merger may receive cash and Berkshire common stock in a proportion different from what such stockholder elected.

If you check the “No Election” box on this Election Form, or do not submit a properly completed and signed Election Form to the Exchange Agent by the Election Deadline, and the Class A average trading value is within the collar, you will be treated as having elected to receive cash or stock as necessary in order to achieve as closely as practicable the 60/40 cash-stock split. If you check the No Election Box on this Election Form, or do not submit a properly completed and signed Election Form to the Exchange Agent by the Election Deadline, and the Class A average trading value is outside the collar, you will be deemed to have elected to receive whichever form of merger consideration has the higher value, subject to any proration or reallocation necessary to achieve as closely as practicable the 60/40 cash-stock split. For example, if the Class A average trading value is less than the lower end of the collar, you will be deemed to have made an election to receive cash consideration, and if the Class A average trading value is above the upper end of the collar, you will be deemed to have made an election to receive stock consideration (and then these deemed elections will be subject to any necessary proration or reallocation).

5. Cash Allocation Addendum (Optional)

Regardless of what election you make with respect to your shares of BNSF common stock, if you own different blocks of shares of BNSF common stock that you acquired at different times and/or at different prices, you may (but are not obligated to) complete the Cash Allocation Addendum included herein and return it together with your Election Form to specify the order of priority in which your different blocks of shares of BNSF common stock are to be exchanged for cash you receive pursuant to the Merger, if any. The Cash Allocation Addendum is solely for your individual tax position and will have no effect on BNSF or Berkshire or any of their affiliates. In particular, the Cash Allocation Addendum will have no effect on the amount of cash or stock consideration you will receive pursuant to the Merger, which will be determined solely by the election you make with respect to your shares and the proration and reallocation procedures described in the proxy statement/prospectus and as provided in the Merger Agreement. Neither BNSF nor Berkshire, nor any of their respective affiliates, advisors or representatives can provide you with any assurance about the effects of submitting the Cash Allocation Addendum, including whether the Internal Revenue Service (the “IRS”) will accept the Cash Allocation Addendum as a basis for the tax treatment of the Merger. You should consult your own tax advisor before completing and signing the Cash Allocation Addendum. If any of your shares are held in “street name” through a bank, broker or other nominee, you should not complete the Cash Allocation Addendum. However, you may consult your bank, broker or other nominee regarding the feasibility of making a similar allocation with respect to such shares.

6. Fractional Interests

If the application of the exchange ratio to all shares in respect of which you elect to receive stock consideration would cause you to receive a fraction of a share of Berkshire Class A common stock, you will instead receive a number of shares of Berkshire Class B common stock equal in value to the fractional share of Berkshire Class A common stock. If after applying this calculation, you would receive a fraction of a share of Berkshire Class B common stock, you will instead receive cash with a value equal to the value of the fractional share of Berkshire Class B common stock.

7. Revocation, Change of Election and Transfer of Shares

Any Election Form may be revoked or changed by written notice to the Exchange Agent, which notice must be received by the Exchange Agent prior to the Election Deadline. Such notice must specify the person in whose name the election to be revoked had been submitted, the name of the registered holder thereof, and the serial numbers shown on the certificate(s) or book-entry transfer representing the shares subject to the election being revoked. In the event that an Election Form is revoked, the shares of BNSF common stock represented by such Election Form will be treated as shares in respect of which no election has been made, except to the extent a subsequent election is properly made by the stockholder prior to the Election Deadline.

If you revoke your election, you may subsequently submit a new election prior to the Election Deadline for shares you own as of the date of submission of such new Election Form. Such Election Form must be received by the Exchange Agent prior to the Election Deadline and must otherwise comply with, and will be subject to the terms and conditions of, the Election Form. You cannot revoke your effective election after the Election Deadline.

If, after submitting your Election Form, you sell or otherwise transfer some or all of the shares covered by your Election Form, the Election Form will not be effective as to the shares of BNSF common stock so transferred and the new owner must file his or her own Election Form prior to the Election Deadline in order to make an election with respect to such shares. If the new owner fails to file his or her own Election Form prior to the Election Deadline, the new owner will be deemed to have made no election with respect to his or her shares.

8. Disputes

Subject to the terms of the Merger Agreement and the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms. Any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of BNSF, Berkshire or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

9. Elections Effective only upon Completion of the Merger

This election will be effective only upon the completion of the Merger, which is subject to the satisfaction of a number of conditions described in the proxy statement/prospectus. All Election Forms will be void and of no effect if the Merger Agreement is terminated for any reason.

10. Letter of Transmittal

Please do not send in your share certificates with this Election Form. As soon as reasonably practicable after completion of the Merger, but not more than five business days thereafter, holders of certificates representing shares of BNSF common stock will be sent a letter of transmittal and instructions explaining how to surrender share certificates in exchange for the merger consideration.

11. Miscellaneous

The terms and conditions of the Merger Agreement (the full text of which is included in the proxy statement/prospectus as Annex A) are incorporated herein by reference in their entirety and shall be deemed to form a part of the terms and conditions of this Election Form.

If the space provided in this Election Form is inadequate, your BNSF stock certificate numbers and the number of shares of BNSF common stock represented thereby should be listed on a separate schedule and attached to this Election Form.

12. Inquiries

If you have any questions about, or need additional copies of, this Election Form, please call the Information Agent toll-free at (877) 456-3463.

CASH ALLOCATION ADDENDUM (OPTIONAL)

This optional Cash Allocation Addendum (the “Addendum”) applies to BNSF stockholders who hold different blocks of shares of BNSF common stock that were acquired at different times and/or at different prices. Any realized gain or loss to such stockholders pursuant to the Merger will be determined separately for each block of shares of BNSF common stock, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares.

Regardless of what election you make with respect to your shares of BNSF common stock, you may receive a combination of consideration that includes cash, given the proration and reallocation procedures described in the proxy statement/prospectus and as provided in the Merger Agreement. Moreover, at the time you submit your BNSF Election Form, you will not know the extent to which such proration and reallocation procedures will impact the combination of consideration you receive, and therefore you will not know how many of your shares of BNSF common stock will be exchanged for cash. You may designate, on the table below, the order of priority in which your different blocks of shares of BNSF common stock are to be exchanged for cash you receive pursuant to the Merger, if any.

If you choose to submit this Addendum, please read the instructions set forth below, and then complete, sign and return this Addendum together with your Election Form. THIS ADDENDUM IS SOLELY FOR YOUR INDIVIDUAL TAX POSITION AND WILL HAVE NO EFFECT ON BNSF OR BERKSHIRE OR ANY OF THEIR AFFILIATES. IN PARTICULAR, NOTHING IN THIS ADDENDUM WILL AFFECT THE AMOUNT OF CASH OR STOCK CONSIDERATION YOU RECEIVE PURSUANT TO THE MERGER, WHICH WILL BE DETERMINED SOLELY BY THE ELECTION YOU MAKE WITH RESPECT TO YOUR SHARES AND THE PRORATION AND REALLOCATION PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS AND AS PROVIDED IN THE MERGER AGREEMENT. MOREOVER, THIS ADDENDUM IS PROVIDED SOLELY FOR THE CONVENIENCE OF STOCKHOLDERS, AND NEITHER BNSF, BERKSHIRE, NOR ANY OF THEIR AFFILIATES, ADVISORS OR REPRESENTATIVES IS PROVIDING ANY TAX ADVICE BY MAKING THIS ADDENDUM AVAILABLE TO YOU. NEITHER BNSF NOR BERKSHIRE, NOR ANY OF THEIR RESPECTIVE AFFILIATES, ADVISORS OR REPRESENTATIVES, CAN PROVIDE YOU WITH ANY ASSURANCE ABOUT THE EFFECTS OF SUBMITTING THE CASH ALLOCATION ADDENDUM AND ANY DESIGNATION MADE ON THIS ADDENDUM, INCLUDING WHETHER THE IRS WILL ACCEPT THE CASH ALLOCATION ADDENDUM AS A BASIS FOR THE TAX TREATMENT OF THE MERGER. PLEASE CONSULT YOUR TAX ADVISOR FOR ADVICE CONCERNING THE USE OF THIS ADDENDUM.

Order of Priority for Allocation of Cash Consideration to Blocks of Shares of BNSF Common Stock

Block Number	Purchase Date	Number of Shares	Price Per Share	Total Purchase Price
1
2
3
4
5

Signature of Stockholder	Date

INSTRUCTIONS FOR COMPLETING THIS ADDENDUM:

1.	The chart expresses your intent that cash will be treated as being allocated first to all the shares of BNSF common stock in Block Number 1, then to all the shares of BNSF common stock in Block Number 2, and so on until all of the cash you receive is allocated by this Addendum or until no more blocks of shares are designated by this Addendum, and that if there is enough cash to exchange for some but not all of the shares in a particular block, that cash will be allocated to the maximum possible number of shares within that particular block.

2.	Any block of shares that you include in this Addendum should consist only of shares that you bought on the same date and for the same price per share. If there is not enough space provided above, you may copy this Addendum as many times as necessary and complete and sign each copy in accordance with these instructions, adjusting the “Block Numbers” as appropriate.

3.	Under “Purchase Date”, provide the date on which you bought the corresponding block of shares of BNSF common stock.

4.	Under “Number of Shares”, provide the number of shares of BNSF common stock that you bought on the same date for the same price.

5.	Under “Price per Share” and “Total Purchase Price”, provide the price per share and the total purchase price of the corresponding block of shares of BNSF common stock.

This Addendum is provided solely for the convenience of stockholders, for their individual tax positions. The blocks of stock that you include on this Addendum, and the order in which you list those blocks, may affect how you are taxed in connection with the Merger. Neither BNSF nor Berkshire, nor any of their respective affiliates, advisors or representatives, can provide you with any assurance about the effects of submitting the Cash Allocation Addendum and any designation made on this Addendum, including whether the IRS will accept the Cash Allocation Addendum as a basis for the tax treatment of the Merger. As a result, it is important that you consult your own tax advisor before completing this Addendum. You should also read the section in the proxy statement/prospectus titled “Tax Consequences of the Merger for U.S. Holders of BNSF Common Stock—Exchange of BNSF common stock for a combination of Berkshire common stock and cash” beginning on page 94.